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                 VISKASE COMPANIES, INC. ANNOUNCES
  THE U.S. DISTRICT COURT REINSTATES $102.4 MILLION DAMAGE AWARD
                 IN PATENT INFRINGEMENT LITIGATION


CHICAGO, ILLINOIS, May 13, 1999 - Viskase Companies, Inc. (Nasdaq
SmallCap: VCIC) today announced that the U.S. District Court for the Northern District of Illinois, Eastern Division, has granted Viskase Corporation's motion to reinstate the $102.4 million damage award in the case of Viskase Corporation vs. American National Can ("ANC"). In the Court's decision reinstating the damage award, the Court stated, "I agree that there is no longer any necessity to retry the question of damages."

On November 8, 1996, a jury found that ANC's use of Dow Chemical
Company's "Affinity" brand polyethylene resin infringed Viskase's patents relating to heat shrinkable films for fresh meat, processed meat and poultry applications. The Court earlier had found that ANC's use of Dow Chemical Company's "Attane" brand polyethylene resin in heat shrinkable films infringed Viskase's patents. The jury found that such infringements were willful and awarded Viskase $102.4 million in damages.

In September 1997, the Court set aside the jury verdict in part and ordered a retrial on the issues of whether ANC's use of Dow Chemical Company's "Affinity" brand polyethylene plastic resin infringed Viskase's patents, whether such infringement was willful, and damages. On August 19, 1998, the Court granted Viskase's motion for partial summary judgment finding that ANC's use of Dow Chemical Company's "Affinity" brand polyethylene plastic resin in heat shrinkable films infringed Viskase's patents.

F. Edward Gustafson, President and Chief Executive Officer of Viskase, stated, "We are pleased with the Court's ruling. Since the jury's original damage award in late 1996 we have remained convinced that Viskase would prevail."

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